Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan and Hewlett Packard Enterprise Executive Deferred Compensation Plan, as amended and restated, of our reports dated December 10, 2020, with respect to the consolidated financial statements of Hewlett Packard Enterprise Company and the effectiveness of internal control over financial reporting of Hewlett Packard Enterprise Company included in its Annual Report (Form 10-K) for the year ended October 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
May 6, 2021